Exhibit 10.3

EXECUTION VERSION

THIS AMENDMENT & TERMINATION AGREEMENT is made on July 9, 2018

AMONG:

(1)	MAPLE HOLDINGS B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its registered office at Oosterdoksstraat 80, 1011 DK Amsterdam, the Netherlands and with registered number 65314468 (“Maple Holdings”);

(2)	MONDELĒZ INTERNATIONAL HOLDINGS LLC, a limited liability company incorporated in the State of Delaware, with its registered office at Three Parkway North, Deerfield, IL 60015, United States of America (“MDLZ”); and

(3)	MAPLE PARENT HOLDINGS CORP., a Delaware corporation (the “Company”).

INTRODUCTION:

(A)	On 7 March 2016, Maple Holdings II B.V., MDLZ and the Company entered into the shareholders’ agreement relating to the Company (the “Maple SHA”).

(B)	On 30 December 2017, Maple Holdings II B.V. and Maple Holdings effected a statutory merger, as a result of which Maple Holdings II B.V. ceased to exist and Maple Holdings acquired the assets and liabilities of Maple Holdings II B.V. under universal title of succession (algemene titel). Accordingly, Maple Holdings became the party to the Maple SHA in succession to Maple Holdings II B.V.

(C)	On 29 January 2018, the Company, Dr Pepper Snapple Group, Inc. (“DPSG”) and Salt Merger Sub, Inc. (“Merger Sub”) entered into a definitive merger agreement to create Keurig Dr Pepper, pursuant to which (among other things):

(i)	Maple Parent Corp. (the “LTI Sub”) shall be merged with and into the Company, with the Company surviving the merger, pursuant to which merger the shareholders of LTI Sub (other than the Company) shall be entitled to receive one share of Class A common stock of the Company per share of common stock of LTI Sub;

(ii)	the holders of shares of DPSG as of immediately prior to the Sea Salt Merger (as defined below) shall receive a cash dividend of $103.75 per share; and

(iii)	Merger Sub shall be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of DPSG (the “Sea Salt Merger”), pursuant to which merger the holders of the equity interests of the Company will collectively own approximately 87% of the total outstanding shares of common stock of DPSG, on a fully diluted basis.

(D)	On 29 January 2018, Acorn Holdings B.V., the Company and MDLZ entered into a letter agreement setting out certain actions that the parties would take in connection with the Sea Salt Merger (the “Letter Agreement”).

(E)	As the Sea Salt Merger is expected to close on the date of this agreement, the parties now wish to amend the Maple SHA as contemplated in the Letter Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

The interpretation provisions set out in schedule 14 of the Maple SHA shall apply to this agreement mutatis mutandis.

2.	AMENDMENT OF MAPLE SHA

The parties agree that the Maple SHA is amended, with immediate effect, by deleting the words “clause 14.1, 14.2 and 14.3,” from the definition of “Surviving Provisions” in schedule 14.

3.	TERMINATION OF MAPLE SHA

Maple Holdings and MDLZ hereby agree, pursuant to clause 20.1.1(a) of the Maple SHA, that the Maple SHA shall terminate with effect from closing of the Sea Salt Merger.

4.	GENERAL

Clauses 31, 32, 33 and 34 of the Maple SHA shall apply to this agreement mutatis mutandis.

[Signature Page Follows]

EXECUTED by the parties

Signed by Merel M. Broers and Leo Burgers	)
for and on behalf of	)
MAPLE HOLDINGS B.V.	)

Signed by Geraldine Llewellyn	)
for and on behalf of	)
MONDELĒZ INTERNATIONAL	)
HOLDINGS LLC	)

Signed by Ozan Dokmecioglu	)
for and on behalf of	)
MAPLE PARENT HOLDINGS CORP.	)

[Signature Page to Maple SHA Amendment and Termination]